UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2013

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35397	26-4785427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 South Bell Avenue

Ames, Iowa 50010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2013, REG Newton, LLC (“REG Newton”), a wholly-owned subsidiary of Renewable Energy Group, Inc. (the “Company”), entered into an Amended and Restated Master Loan Agreement, effective December 1, 2013 (the “Amended and Restated Agreement”), with AgStar Financial Services, PCA (“AgStar”), which replaced the existing Master Loan Agreement, dated March 8, 2010, between REG Newton and AgStar, as amended and supplemented (the “Original Agreement”). The Amended and Restated Agreement extends the maturity of the existing term loan under the Original Agreement by 5 years until December 1, 2018 and increases the term loan amount by $5 million to a total of $23,142,157.33. Borrowings under the Amended and Restated Agreement shall bear interest at a rate equal to the LIBOR Rate plus 4.00% per annum, which is a reduction of 1% per annum compared to the Original Agreement. The interest rate may also be converted to a fixed rate loan in the future at a rate to be mutually agreed upon by REG Newton and AgStar. The Amended and Restated Agreement will continue to be secured by assets of REG Newton pursuant to a mortgage and security agreement executed in connection with the Original Agreement and contains customary representations, covenants and default terms similar to the Original Agreement.

Item 2.03.	Creation of a Direct Financial Obligation.

The description of the obligations of the Company included in Item 1.01 above is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2013

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone Chief Financial Officer